EXHIBIT 10.10

Matter No. 09522
Resolution No. 10-70

GRANT AGREEMENT

THIS GRANT AGREEMENT (this “Agreement”) is made by and between the WEST PALM BEACH COMMUNITY REDEVELOPMENT AGENCY, a public body corporate and politic (the “CRA” or “Grantor”), with an address of 401 Clematis Street, West Palm Beach, Florida 33401, and DIGITAL DOMAIN HOLDINGS CORPORATION, a Florida corporation (“DDH” or “Grantee”), with an address of 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987.

RECITALS

WHEREAS, Chapter 163, Part III, Florida Statutes allows for the creation of a community redevelopment agency; and

WHEREAS, Chapter 163, Part III, Florida Statutes authorizes preparation of a community redevelopment plan; and

WHEREAS, the West Palm Beach Community Redevelopment Plan for the Expanded City Center Area, adopted on December 16, 1985 and restated on April 9, 2009 (“Plan”), promotes economic and redevelopment activity and recognizes the necessity of attracting businesses to the redevelopment area; and

WHEREAS, the Plan identifies as a goal that the CRA, in cooperation with private development interests, shall encourage a mixture of uses and activities which facilitate and stimulate economic growth in the Downtown/City Center Redevelopment Area; and

WHEREAS, the Plan further provides that the CRA shall cooperate with the City and Palm Beach County School Board to identify additional public educational facilities and/or structures within the Downtown/City Center Redevelopment Area; and

WHEREAS, the Plan states a variety of revenue sources shall be used to finance the redevelopment and revitalization of the Downtown/City Center CRA; and

WHEREAS, these revenue sources include tax increment financing, bonds and state or federal grants; and

WHEREAS, as authorized by Chapter 163, Part III, Florida Statutes, a community redevelopment agency can undertake and carry out community redevelopment and related activities within the community redevelopment area, which may include the disposal of any real property; and

WHEREAS, Chapter 163, Part III, Florida Statutes provides that when authorized or approved by resolution or ordinance of the governing body, a community redevelopment agency has power in its corporate capacity, in its discretion, to issue redevelopment revenue bonds from time to time to finance the undertaking of any community redevelopment under this part, including, the payment of principal and interest upon any advances for surveys and plans or preliminary loans, and has power to issue refunding bonds for the payment or retirement of bonds or other obligations and allows a community redevelopment agency the power to authorize the issuance of revenue bonds as set forth in Section 163.385, Florida Statutes; and

WHEREAS, Chapter 163, Part III, Florida Statutes enables a community redevelopment agency to borrow money, public or private, for the purposes of this part and to give such security as may be required and to enter into and carry out contracts or agreements in connection therewith; and

WHEREAS, moneys in the redevelopment trust fund may be expended from time to time for undertakings of a community redevelopment agency as described in the Plan including for the repayment of principal and interest or any redemption premium for loans, advances, bonds, bond anticipation notes, and any other form of indebtedness; and

WHEREAS, any county or municipality, to the greatest extent it determines to be feasible in carrying out the provisions of Section 163.345, Florida Statutes, shall afford maximum opportunity, consistent with the sound needs of the county or municipality as a whole, to the rehabilitation or redevelopment of the community redevelopment area by private enterprise; and

WHEREAS, by Resolution No. 05-65 adopted November 7, 2005, the CRA adopted the Strategic Finance Plan to identify initiatives to attract private investment to the Downtown/City Center Community Redevelopment Area; and

WHEREAS, the Strategic Finance Plan states that the City and CRA shall continue to recognize the importance of education and services provided by education partners in the community; and

WHEREAS, the Downtown/City Center CRA is established as a county wide and regional center for arts, culture and entertainment; and

WHEREAS, the property known as the “Tent Site Property” is identified in the Plan as a prominent development site and prime entryway on the corridor to the City; and

WHEREAS, the State of Florida Entertainment Industry Economic Development Bill, Florida House Bill 697, is a film incentive program which creates a film and digital media tax credit; and

WHEREAS, the Entertainment Industry Economic Development Bill allows the State of Florida to retain and create higher wage jobs by attracting production spending immediately, generate substantial amounts of new tax revenue, and boost ancillary businesses; and

WHEREAS, Digital Domain Holdings Corporation (“DDH”) and Florida State University (“FSU”) approached the CRA with an economic development proposal for the Tent Site Property; and

WHEREAS, the proposal for redevelopment of the Tent Site Property includes a minimum of 150,000 square feet of digital media, film, production and educational facilities to be occupied by FSU, DDH and the Digital Domain Institute (“DDI”); and

WHEREAS, the CRA has reviewed the DDH proposal and concurs it meets the goals and objectives of the Plan by providing an educational presence and attracting a new industry to the Downtown/City Center Redevelopment Area; and

WHEREAS, Section 163.380, Florida Statutes, provides that real property owned by the CRA shall be sold or otherwise transferred at a value to be determined to be in the public interest for uses in accordance with the Plan and further provides that the CRA shall take into account and give consideration to the long-term benefits to be achieved by the CRA resulting from incurring short-term losses or costs in the disposal of such real property, the uses provided in the Plan, the restrictions upon, and the covenants, conditions and obligations assumed by the purchaser and the objectives of the Plan for the prevention of the recurrence of slum or blighted areas; and

WHEREAS, on September 15, 2010, the CRA published a Notice of Intent to Dispose of the Tent Site Property in accordance with Florida Statutes, Chapter 163, Part III (“Notice”); and

WHEREAS, no proposals were received in response to the Notice; and

WHEREAS, by Resolution No. 10-71, the CRA has authorized execution of a Development Agreement between the CRA and DDH for the conveyance of the Tent Site Property and the financing, development, construction, operation and maintenance of the improvements (“Development Agreement”); and

WHEREAS, CRA and DDH desire to enter into an agreement setting forth the terms and conditions for a grant to DDH in the amount of Ten Million Dollars to offset a portion of the cost of the expansion of the FSU Film School in West Palm Beach (the “Grant Agreement”); and

WHEREAS, the CRA Board has conducted public meetings prior to approving this Agreement, made a finding of public purpose, and determined that approval of this Grant Agreement is in the best interests of the CRA.

NOW THEREFORE, it is mutually covenanted and agreed by and between the parties hereto that the Agreement is made upon the terms, covenants and conditions hereinafter set forth.

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Board” means the governing body of the CRA.

“Certificate of Occupancy” shall have the meaning set forth in Section 4.2 of the Development Agreement.

“City” means the City of West Palm Beach, Florida.

“City Center Community Redevelopment Area” shall mean the area defined in the West Palm Beach Amended and Restated Community Redevelopment Plan for the Expanded City Center Area, adopted by the CRA on December 16, 1995, and restated on April 9, 2009, in accordance with Chapter 163, Part III, Florida Statutes, as may be amended from time to time.

“Conditions Precedent” shall have the meaning set forth in Section 2.02.

“Development Agreement” shall mean the Development Agreement between the Grantor and Grantee approved by Resolution No. 10-71 and dated of even date herewith.

“DDI” shall mean the Digital Domain Institute, a wholly owned subsidiary of Digital Domain Holding Corporation and a first-of-its kind accredited educational facility offering degree programs interwoven with an industry leading technology and entertainment company.

“DRI” shall mean the Cityplace Development of Regional Impact Development adopted by the City and approved by the State Department of Community Affairs and the Treasure Coast Regional Planning Commission, as amended from time to time.

“Effective Date” shall have the meaning set forth in Section 2.09 of the Agreement.

“FSU” shall mean Florida State University.

“FSU Film School” shall mean the FSU College of Motion Picture Arts.

“FSU Improvements” shall have the meaning set forth in the Development Agreement.

“Grant” shall have the meaning set forth in Section 2.01(b).

“Party” or “Parties” shall mean the CRA and/or Digital Domain Holdings Corporation.

“Plan” shall mean the West Palm Beach Amended and Restated Community Redevelopment Plan for the Expanded City Center Area adopted on December 16, 1985 and restated on April 9, 2009 in accordance with Chapter 163, Part III, Florida Statutes, as amended from time to time.

“Partial Take Out Financing” shall have the meaning set forth in the Development Agreement.

“Phase I” or “Phase I Improvements” shall have the meaning set forth in Section 2.01(a).

“Phase II” or “Phase II Improvements” shall have the meaning set forth in Section 2.01(a).

“Property” shall have the meaning set forth in Section 2.01(a).

“Replacement Educational Tenant” shall have the meaning set forth in Section 2.04.

“Scholarship Program” shall have the meaning set forth in Section 2.06(a).

“Temporary Facilities” shall have the meaning set forth in Section 3.01.

“Term” shall have the meaning set forth in Section 2.09.

“Vertical Construction” shall have the meaning set forth in Section 3.4 of the Development Agreement.

ARTICLE II
GRANT

2.01        Grant. In recognition of Grantee’s commitment to establish a local branch of the FSU Film School in the City’s City Center Community Redevelopment Area, to locate Digital Domain Institute (“DDI”), an educational program committed to digital technology, and a complementary DDH production facility in West Palm Beach, and to provide educational outreach opportunities to the residents of the City, and in recognition of the anticipated economic impacts that Grantee and FSU will bring to the City and the City Center Community Redevelopment Area, as set forth in the Economic Impact Analysis prepared by the FSU Center for Economic Forecasting and Analysis dated August 2010, Grantor, subject to satisfaction of the conditions precedent set forth in Section 2.02, agrees to provide the following funding and real property to Grantee:

a.           Real Property. As more specifically described in the Development Agreement, Grantor agrees to convey to Grantee the real property owned by the CRA located within the DRI and bounded by Okeechobee Boulevard, Lakeview Avenue, Dixie Highway and Quadrille Boulevard, commonly referred to as the “tent site”, consisting of approximately 2.36 acres (the “Property”) for the (i) development, operation and maintenance of a facility with a minimum of 150,000 total square feet (excluding parking facilities) containing principally DDI, the FSU Film School and a complementary DDH production facility on a mutually agreed upon portion of the Property (“Phase I”) and (ii) the development of the remaining portion of the Property (“Phase II”), as set forth in the Development Agreement, the terms of which are incorporated herein.

b.           Funding. Grantor agrees to provide funding to Grantee to offset a portion of the cost of the expansion of the FSU Film School to West Palm Beach in the total amount of Ten Million Dollars ($10,000,000.00) (“Grant”) payable in accordance with the payment schedule and subject to the satisfaction of the conditions precedent set forth in Section 2.02 below.

c.           Funding Restrictions. Grantee acknowledges and agrees that the Grant shall not be used for dividends or distributions to shareholders, executive compensation or bonuses, or reimbursement of expenses for non-employees. In addition to the foregoing, Grantee acknowledges that, in accordance with the Plan and Chapter 163, Part III, Florida Statutes, all Grant funds are required to be spent in the City Center Community Redevelopment Area. Annually during the term of this Agreement, commencing no later than March 31st of the year after payment of the first installment of the Grant as described below, Grantee’s auditors shall certify to Grantor, in form reasonably acceptable to Grantor, compliance with the restrictions set forth herein. In addition to the foregoing, Grantee shall maintain adequate records to justify compliance with the requirements of this Agreement for five (5) years after the end of the fiscal year in which the final payment is made by Grantor, except that such records shall be retained by Grantee until final resolution of matters resulting from any litigation, claim, or special audit that starts prior to the expiration of the five (5) year period. Grantor reserves the right, upon reasonable request and during normal business hours, to have access to such books, records, and documents as required in this section for the purpose of inspection or audit.

d.           Grantor reserves the right to elect to issue CRA financing for payment of the Grant. Grantee shall provide written notice to CRA at least one hundred twenty (120) days prior to satisfaction of the conditions for payment of the first installment of the Grant. The Grant financing shall be structured and sold as determined by Grantor, in its sole discretion, in accordance with federal and state law.

2.02        Payment Schedule; Conditions Precedent. Provided that the Due Diligence Period as set forth in Section 2.4 of the Development Agreement has expired and Developer has not exercised its right to terminate the Development Agreement, or by written notice to the CRA Developer has acknowledged completion of its due diligence and waived its right to terminate the Development Agreement, the Grant shall be paid in installments in accordance with the following schedule and conditions precedent (each a “Condition Precedent” and, collectively, the “Conditions Precedent”):

a.
Two Million Dollars ($2,000,000.00) upon the satisfaction of the following conditions: (i) FSU, Grantee and DDI shall have publicly announced their plans to locate in the City; (ii) Grantee shall have executed a Development Agreement with Grantor for the Property committing Grantee to pay Grantor loan payments in an amount equal to 100% of the debt service on the Partial Take Out Financing; (iii) Grantee shall have completed construction drawings for Phase I; (iv) Grantee shall have secured construction financing in an amount equal to 100% of the total cost to construct Phase I; (v) Grantee shall have entered into a contract with FSU to provide consulting services to Grantee for the DDI program for a term of not less than ten (10) years; (vi) Grantee shall have written commitments from FSU, DDI and DDH, or one of their affiliates, to lease a minimum of 50,000 square feet each in Phase I for a minimum term of ten (10) years commencing upon issuance of the Certificate of Occupancy for Phase I; (vii) Grantee shall have begun the accreditation process for the DDI program or initiated efforts to provide DDI graduates with SACS accredited degrees; and (viii) Grantee shall have secured temporary space for DDI within the City Center Community Redevelopment Area. The conditions set forth in this Section 2.02(a) shall be satisfied on or before February 28, 2012, unless extended in accordance with subsection 2.02(g) below.

b.
One Million Dollars ($1,000,000.00) upon the satisfaction of the following conditions: (i) FSU and DDI shall have commenced classes at the Temporary Facility; (ii) Grantee shall have obtained a state license to operate DDI, developed a curriculum, hired qualified professors, advertised and promoted DDI, and DDI and FSU shall have a combined total of at least fifty (50) full time (or full time equivalent) students and full time employees at the Temporary Facility; (iii) Grantee shall have implemented, advertised and begun accepting applications for the Scholarship Program, as set forth in Section 2.03; and (iv) all permits required for Vertical Construction of the Phase I Improvements shall have been issued to Grantee. The conditions set forth in this Section 2.02(b) shall be satisfied on or before September 30, 2012, unless extended in accordance with subsection 2.02(g) below.

c.
Three Million Dollars ($3,000,000.00) upon the satisfaction of the following: (i) the combined FSU and DDI programs shall have an aggregate of one hundred (100) full time or full time equivalent students enrolled pursuant to a verified enrollment report; (ii) Grantee shall have commenced Vertical Construction of the Phase I Improvements; and (iii) and (iii) Grantee shall have awarded no less than ten (10) scholarships under the Scholarship Program. The conditions set forth in this Section 2.02(c) shall be satisfied on or before December 31, 2012, unless extended in accordance with subsection 2.02(g) below.

d.
Two Million Dollars ($2,000,000.00) upon satisfaction of the following conditions: (i) the combined FSU and DDI programs shall have an aggregate of two hundred fifty (250) full time or full time equivalent students pursuant to a verified enrollment report; (ii) Grantee shall have received a Certificate of Occupancy for Phase I; and (iii) DDI shall have awarded no less than ten (10) scholarships under the Scholarship Program each year since the $3,000,000 installment described in 8(c) above was received by Grantor. The conditions set forth in this Section 2.02(d) shall be satisfied on or before December 31, 2014, unless extended in accordance with subsection 2.02(g) below.

e.
Two Million Dollars ($2,000,000.00) upon receipt of (i) initial accreditation for DDI as set forth in Section 2.05 herein provided that DDI can demonstrate its compliance with the standards contained in the Principals of Accreditation: Foundations for Quality Enhancement; or (ii) evidence that DDI graduates will receive SACS accredited degrees.

f.
Upon completion of the conditions for payment of each installment, Grantee shall submit an invoice to Grantor with all back up documentation necessary to establish satisfaction of the Condition Precedent. Payments of each installment shall be made within thirty (30) days of verification by the CRA that the Condition Precedent has been satisfied.

g.
If requested by Grantee, Grantor may extend the times for performance set forth in subsections 2.02(a) - (e) in increments up to three (3) months, provided that Grantee is using commercially reasonable efforts to satisfy its performance obligations. Such extensions shall be set forth in amendments to the Agreement, are subject to the reasonable approval of the CRA Board and shall not exceed a collective total of twelve (12) months for all extensions authorized by Grantor. Any extensions granted by the CRA shall automatically extend any subsequent deadlines established herein.

2.03         Ongoing Obligation to Maintain Required Student Enrollment. If at any time after the first anniversary date of the grant payment under Section 2.02(d), DDI and FSU fail to sustain eighty percent (80%) of 250 students required by Section 2.02(d) full time or full time equivalent combined students from both institutions as determined by the CRA’s review of the verified enrollment reports, Grantee shall make a one-time repayment of $2,000,000 to Grantor. Additionally, if FSU and DDI fail to sustain 1000 full time or full time equivalent combined students from both institutions at any point after December 31, 2016, as determined by verified enrollment reports, Grantee shall make a one-time repayment of $2,000,000 to Grantor. This provision shall survive expiration or earlier termination of the Agreement. Grantee’s obligation to repay the Grantor the $4,000,000 described above shall terminate on the earlier to occur of (i) the end of any twelve (12) month period of verified sustained student count that exceeds 1400 full time or full time equivalent combined students from both institutions; or (ii) December 31, 2020.

2.04           FSU. Grantee acknowledges that a material inducement to Grantor to enter into this Grant Agreement and the Development Agreement and consummate the transactions contemplated hereby is the commitment by Grantee to bring FSU to the City to open a branch of the FSU Film School, to offer a new major focused on emerging motion picture media and to relocate the FSU Film School’s Torchlight Program to the City Center Community Redevelopment Area. In the event that FSU should fail to locate these programs in Phase I, Grantee shall use its best efforts to secure an educational tenant, preferably from within the State of Florida, comparable to FSU in enrollment, program and reputation and reasonably acceptable to Grantor, offering a digital-based degree program (“Replacement Educational Tenant”). In the event Grantee is unable to secure a Replacement Educational Tenant, the restriction on transferring the Property set forth in Section 5.6 of the Development Agreement shall be extended from nine (9) years following the issuance of the Certificate of Occupancy for the Phase I Improvements to twenty (20) years following the issuance of the Certificate of Occupancy for the Phase I Improvements. Grantee acknowledges that FSU will, at least initially, only be able to pay a portion of rent for its leased space in the Phase I Improvements; however, Grantee hereby agrees that it shall be responsible, on FSU’s behalf, for the difference between the amount that FSU pays and market rent.

2.05           Accreditation. Grantee shall either (i) obtain independent accreditation in compliance with the standards contained in the Principals of Accreditation: Foundations for Quality Enhancement and with the policies and procedures of the Commission on Colleges with the intent to be accredited by the Southern Association of Colleges and Schools (“SACS”); or (ii) provide evidence that DDI graduates will receive SACS accredited degrees. An initial accreditation may be required by the accrediting agency prior to SACS accreditation, which would follow such accreditation. Upon accreditation, Grantee shall provide to Grantor evidence of receipt of same.

2.06        Educational and Community Outreach.

a.
Scholarship Program. Grantee will establish a scholarship program that will enable at least ten (10) eligible need-based students per year to attend DDI for the length of the applicable certification or degree program offered by DDI (“Scholarship Program”). Such obligation shall grow to thirty (30) students when DDI’s enrollment exceeds 500 students and to fifty (50) students when DDI’s enrollment exceeds 1,000 students. First priority to receive the scholarships shall be given to residents of the City of West Palm Beach. Grantee’s obligation to maintain the Scholarship Program shall continue in full force through December 31, 2020. Thereafter, the continued sponsorship of the Scholarship Program shall be at Grantee’s sole discretion.

b.
Youth Empowerment. Grantee will work with the Palm Beach County Education Commission and the School District of Palm Beach County to enhance digital media education experiences. Grantee anticipates working with programs such as the Art Development Programs at Bak Middle School, Dreyfoos High School and G-Star School of the Arts, and both the Instructional Technology and Engineering Program at Forest Hill High School. Grantee expects to assist programs like these by providing some of the following outreach activities: provide faculty to teach after-school classes; accommodate field trips to DDI and the Digital Domain production facilities; provide computers; summer day camp; summer internships for teachers; summer internships for students; mentoring; provide two (2) professionals as volunteers for the local science fair competition; and provide sponsorships for students to compete at the state, national and international level in digital media within existing film, science, robotics and SECME competitions.

Grantee will work with the Palm Beach County Education Commission and the local schools on the specific details of these programs. Each school is unique and has specific needs and it is best to work one on one with the schools to develop a program that is well suited for the students and teachers. In addition to the arts and engineering programs identified above, Grantee will work with elementary and secondary schools within the City, as well as the City’s Youth Empowerment Centers, to promote digital media education experiences.

c.
Summer Internships. In addition to the internships offered to the students enrolled at DDI, Grantee will offer summer internships to students enrolled in other digital media programs across the state through an application and selection process. This will afford these students the opportunity to work on major motion picture or gaming projects.

2.07       Economic Development and Digital Industry. Grantee shall use good faith efforts to actively develop and promote a digital media and entertainment industry in the City. Such commitment shall include, but not be limited to, participation with the City and Grantor in outreach to and recruitment of such industry, developing and implementing an internship program at Grantee’s production facilities in West Palm Beach, hosting job fairs in West Palm Beach, and using commercially reasonable efforts to secure commitments from any tenants connected to the industry to participate in the recruitment of such industry.

2.08         Credit for Movies. Grantee shall use commercially reasonable efforts to give the City and CRA recognition in the credits of features produced by Grantee in the West Palm Beach production facilities.

2.09         Term. Unless earlier terminated in accordance with the terms hereof, this Agreement shall commence on the date executed by the later of Grantor and Grantee (“Effective Date”) and shall expire on December 31, 2020, except for those provisions which expressly survive expiration or earlier termination.

2.10         Termination. This Agreement may be terminated by the CRA if the conditions precedent set forth in Section 2.02 are not satisfied on or before the dates set forth in Sections 2.02 (a) – (d) respectively or as extended in accordance with Section 2.02(g).

ARTICLE III
ESTABLISHMENT OF DIGITAL DOMAIN INSTITUTE
IN WEST PALM BEACH

3.01         Temporary Facilities. Grantee shall secure temporary space (“Temporary Facilities”) in the City Center Community Redevelopment Area for FSU and DDI prior to the completion of the Phase I Improvements.

3.02         Phase I. Upon completion of the Phase I Improvements, FSU and DDI shall take possession of their respective space in the Phase I building.

3.03         Existing and Additional Digital Facilities. Grantee agrees that the following restrictions shall apply following issuance of the Certificate of Occupancy for Phase I: (a) West Palm Beach shall be the international headquarters for DDI; (b) at least eighty percent (80%) of DDI’s Florida-based bachelor’s degree candidate students will attend classes in West Palm Beach (excluding on-line students and government funded workforce retraining); (c) the Phase I Improvements shall contain the office of the Dean of DDI and the majority of the administrative functions associated with DDI; and (d) Grantee shall not establish any other branches of DDI within a radius of forty (40) miles from the Property. Grantee further agrees that a DDI presence will be kept on the Tent Site and any additional facilities for DDI in West Palm Beach shall be located within the City Center Community Redevelopment Area. The restrictions set forth in this Section 3.03 shall terminate on the tenth (10th) anniversary of the date of issuance of the Certificate of Occupancy, or upon Grantee’s repayment in full of any Partial Take Out Financing provided by the CRA pursuant to the Development Agreement, whichever is later.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.01        Grantee’s Representations and Warranties. As a material inducement to Grantor to enter into this Agreement and the Development Agreement and consummate the transactions contemplated hereby, Grantee hereby acknowledges, represents and warrants to Grantor that the following acknowledgments, representations and warranties are true and correct as of the Effective Date.

a.	Grantee has been duly incorporated, is validly existing as a corporation under the laws of the State of Florida and is in good standing under the laws of the State of Florida.

b.	Grantee has full corporate power to conduct its operations and has full corporate power to enter into this Agreement and to carry out all of the terms and conditions hereof.

c.	This Agreement has been duly authorized, executed and delivered by Grantee and constitutes a valid and binding agreement of Grantee, enforceable against Grantee in accordance with its terms.

d.
Grantee is, and after consummation of the transaction contemplated in this Agreement, will be able to realize upon its assets and pay its debts and liabilities, contingent liabilities and other commitments as they mature in the normal course of business.

e.	No proceeding looking toward merger, amalgamation, consolidation, liquidation or dissolution of Grantee, or the sale or all or substantially all of the assets of Grantee is pending or contemplated.

f.	Grantee has no obligation or indebtedness that would impair its ability to fulfill the terms of this Agreement.

g.
No legal or governmental proceedings or investigations are pending, or, to the actual knowledge of Grantee, threatened to which Grantee is a party or to which the property of Grantee is subject except for such proceedings or investigations which would not reasonably be expected to materially impact the ability of Grantee to perform its obligations under this Agreement.

h.
Grantee shall not transfer or otherwise dispose of any material assets of DDH located in or associated with any of Grantee’s Florida operations for less than fair market value of those assets. This provision is not intended to prevent Grantee from making donations to the educational, cultural or not-for-profit organizations identified in this Agreement nor shall this provision prevent the sale of DDH assets for fair market value or the sale of DDH assets not located in or associated with any of Grantee’s Florida operations.

i.
Except as otherwise set forth herein, Grantee possesses all certificates, authorizations and permits issued by the appropriate federal, state, or local regulatory authorities necessary to conduct the operations contemplated in this Agreement.

j.
Grantee has provided to Grantor audited financial statements and disclosures; such financial statements and disclosures are true and complete in all respects and fairly represent the financial position and results of operations of Grantee in accordance with generally accepted accounting principles applied consistently, and no events or transactions have occurred subsequent to the date of the audited financial statements that would require adjustment to or disclosure in the audited financial statements; and there are no material liabilities or gain or loss contingencies that are required to be accrued or disclosed in the audited financial statements. Grantee acknowledges that Grantor has relied on such financial statements and disclosures in its decision to enter into this Agreement and undertake its obligations hereunder or pursuant to this Agreement.

k.
The financial projections provided by Grantee to Grantor accurately represent Grantee’s business intentions and are reasonable estimates of future performance based upon Grantee’s knowledge and experience about past and current events and assumptions about conditions that Grantee expects to exist and courses of action Grantee expects to take. Grantee acknowledges that Grantor has relied on such financial projections in its decision to enter into this Agreement and undertake its obligations hereunder or pursuant to this Agreement.

4.02        Grantor’s Representations and Warranties. As a material inducement to Grantee to enter into this Agreement and the Development Agreement and consummate the transactions contemplated hereby, Grantor hereby acknowledges, represents and warrants to Grantee that the following acknowledgments, representations and warranties are true and correct as of the Effective Date.

a.	Grantor is a body corporate and politic organized pursuant to Chapter 163, Florida Statutes.

b.	Grantor has all requisite power and authority to enter into this Agreement and carry out all the terms and provisions hereof.

c.
This Agreement has been duly authorized by all necessary action of the Board of Commissioners, executed and delivered by Grantor and constitutes a valid and binding agreement of Grantor, enforceable against Grantor.

ARTICLE V
INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

5.01        Indemnification. It is understood and agreed that Grantee is merely a recipient of funding from Grantor and is an independent contractor and is not an agent, servant or employee of Grantor or the City. In the event a claim or lawsuit is brought against Grantor or any of its officers, agents or employees or the City or any of its officers, agents, or employees, Grantee shall indemnify, save and hold harmless and defend Grantor and City, their officers, agents, and/or employees from and against any and all claims, liabilities, losses, judgments and/or causes of action of any type arising out of or relating to any intentional or negligent act or omission of Grantee, its agents, servants and/or employees in the performance of this Agreement. It is further understood and agreed that Grantor is merely providing funding to Grantee and is not an agent, servant or employee of Grantee.

5.02        Insurance.

a.           Grantee shall purchase from and maintain, in a company or companies lawfully authorized to do business in Florida, such insurance as will protect Grantor and the City from claims set forth below which may arise out of or result from performance under this Agreement by Grantee, or by a subcontractor of Grantee, or by anyone directly or indirectly employed by Grantee, or by anyone for whose acts Grantee may be liable.

b.           The insurance required shall be written for not less than the following limits of liability. Coverages shall be maintained without interruption from the effective date of this Agreement until date of final payment and termination of any coverage required to be maintained after final payment. Any liability coverage on claims made basis shall remain effective for five (5) years after final payment.

(1)           General Liability – coverage in the minimum amounts specified below, and with a maximum deductible of $25,000 per occurrence.

General Liability	$1,000,000 per occurrence
$1,000,000 aggregate annually

(2)           Workers’ Compensation: Workers’ Compensation and Employer’s Liability Insurance with limits as required by Chapter 440, Florida Statutes.

c.           Certificates of Insurance shall be delivered to Grantor within thirty (30) days of the Effective Date of this Agreement. These Certificates shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until a minimum of 10 days prior notice of cancellation for non-payment or 45 days’ prior notice of cancellation otherwise. All certificates for general liability coverages shall name Grantor and the City as Additional Insureds. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted along with the application for final payment. The Certificate of Insurance shall be dated and show the name of the insured, the Agreement by name, the name of the insurer, the number of the policy, its effective date, and its termination date.

5.03        Limitation of Liability. Grantor desires to enter into this Agreement only if in so doing Grantor can place a limit on Grantor and City’s liability for any cause of action for money damages due to an alleged breach by Grantor of this Agreement, so that its liability for any such breach never exceeds the sum of $100,000.00. Grantee hereby expresses its willingness to enter into this Agreement with a $100,000.00 limitation on recovery for any damage action for breach of contract. Accordingly Grantee hereby agrees that neither Grantor nor City shall be liable to Grantee for damages in an amount in excess of $100,000.00 for any action for breach of contract arising out of the performance or nonperformance of any obligations imposed upon Grantor by this Agreement. The foregoing provisions shall not preclude an action by Grantee for specific performance. Nothing contained in this subsection or elsewhere in this Agreement is in any way intended to be a waiver of the limitation placed upon Grantor’s liability as set forth in Florida Statutes, Section 768.28.

ARTICLE VI
DEFAULT, REMEDIES

6.01        Events of Default. The occurrence of any one or more of the following events shall constitute a Default hereunder:

a.
Vacating, abandoning or closing all of the Temporary Facilities prior to occupancy of Phase I; vacating, abandoning or closing Phase I after occupancy; or relocating DDI outside of the City Center Community Redevelopment Agency in violation of Section 3.03. If a default occurs under this Section 6.01(a), Grantor reserves the right to pursue repayment of any funding disbursed to Grantee under the terms of this Agreement within ten (10) years after the issuance of the Certificate of Occupancy for Phase I.

b.	Failure to continuously operate Phase I, after occupancy, for a period of longer than thirty (30) days, other than as a result of a force majeure event.

c.	The material breach of any representation or warranty by Grantee contained in this Agreement.

d.	failure to observe or perform in any material respect any covenant, obligation or agreement contained herein or in the Development Agreement.

e.
The making by Grantee of any general assignment or general arrangement for the benefit of creditors; the filing by or against Grantee of a petition to have Grantee adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy (unless, in the case of any petition filed against Grantee, such petition is dismissed within one hundred eighty (180) days after Grantee receives notice of such petition); or the appointment of a trustee or receive to take possession of all or substantially all of Grantee’s assets where such possession is not restored to Grantee within thirty (30) days of such appointment.

6.02        Cure Period. In the event of a Default the non-defaulting Party shall provide written notice to the defaulting Party and the defaulting Party shall have thirty (30) days to cure such Default, and provided that the cure period shall be extended if the Default cannot reasonably be cured within thirty (30) days and the defaulting Party is using commercially reasonable efforts to cure said Default.

6.03        Remedies for Default. Following the occurrence of a Default and the expiration of any related cure period, the non-defaulting party may terminate this Agreement and the Development Agreement. Additionally, the non-defaulting party shall have the right to have provisions of this Agreement enforced by any court having equity jurisdiction it being acknowledged that any such Default will cause irreparable injury to the non defaulting party and that money damages will not provide an adequate remedy.

ARTICLE VII
GENERAL CONDITIONS

7.01        Contingent Fees. Grantee warrants that it has not employed or retained any company or person, other than a bona fide employee working solely for Grantee, to solicit or secure this Agreement and that it has not paid or agreed to pay any person, company, corporation, individual, or firm, other than a bona fide employee working solely for Grantee, any fee, commission, percentage, gift, or any other consideration contingent upon or resulting from the award or making of this Agreement. In the event of a breach or violation of this provision by Grantee, Grantor shall have the right to terminate the Agreement without liability and, at its discretion, to deduct or otherwise recover the full amount of such fee, commission, percentage, gift, or consideration.

7.02        Non-Discrimination. Grantee specifically covenants and agrees that Grantee shall not discriminate against or segregate any person or group of persons on account of race, sex, creed, color, national origin, ancestry, religion, disability, marital status, familial status, age, sexual orientation, gender identity or expression.

7.03         Governing Law and Venue. This Agreement shall be construed and interpreted, and the rights of the parties hereto determined, in accordance with Florida law. Grantor and Grantee submit to the jurisdiction of Florida courts and federal courts located in Florida. The parties agree that proper venue for any suit concerning this Agreement shall be Palm Beach County, Florida, or the Federal Southern District of Florida. Grantee agrees to waive all defenses to any suit filed in Florida based upon improper venue or forum nonconveniens.  To encourage prompt and equitable resolution of any litigation, each party hereby waives its rights to a trial by jury in any litigation related to this Agreement.

7.04         Assignment. Except for the SPE Grantee may create as contemplated in the Development Agreement, Grantee shall not transfer or delegate (by sale, assignment, pledge, license or otherwise) all or any of its interest or rights under this Agreement except with the prior written consent of Grantor, which may be withheld in its sole discretion. Any such transfer or delegation made without Grantor’s consent shall be void and ineffective and shall constitute a default by Grantee under this Agreement.

7.05         No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed so as to confer upon any other party the rights of a third party beneficiary.

7.06         Severability. In the event that any term or provision hereunder (or the application thereof to any person or circumstances) shall to any extent be held invalid or unenforceable, it is agreed that the remainder of this Agreement (or the application of such terms or provision to persons or circumstances other than those as to which it is held invalid or unenforceable), shall not be affected and every other term and provision of this Agreement shall be deemed valid and enforceable to the maximum extent permitted by law.

7.07         Interpretation. Each of the parties hereto acknowledges that they have been represented by their own counsel throughout the negotiations and drafting of this Agreement and therefore none of the parties hereto shall claim or assert that any provisions of this Agreement should be construed against the drafter of this Agreement.

7.08         No Partnership Relationship. It is understood and agreed that Grantor shall in no event be construed or held to be a partner or associate of Grantee in the conduct of Grantee’s business, nor shall Grantor be liable for any debts incurred by Grantee in the conduct of Grantee’s business.

7.09         No Waiver. The waiver by Grantor of any agreement, condition or provision herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be construed to waive or to lessen the right of Grantor to insist upon the performance by Grantee in strict accordance with such terms.

7.10         Compliance with Laws. In the conduct of the activities contemplated under this Agreement, Grantee shall comply in all material respects with all applicable federal and state laws and regulations and all applicable county and City ordinances and regulations.

7.11         Public Entity Crimes. As provided in Section 287.132-133, Florida Statutes, by entering into this contract or performing any work in furtherance hereof, Grantee certifies that it, its affiliates, suppliers, subcontractors and consultants who will perform hereunder, have not been placed on the convicted vendor list maintained by the State of Florida Department of Management Services within the 36 months immediately preceding the date hereof. This notice is required by Section 287.133 (3) (a), Florida Statutes.

7.12         Amendments. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by Grantor and Grantee.

7.13         Headings. The headings contained in this Agreement are provided for convenience only and shall not be considered in construing, interpreting or enforcing this Agreement.

7.14         Notices. All notices and elections (collectively, “Notices”) required or permitted to be given or delivered by or to any party hereunder, shall be in writing and shall be (as elected by the party giving such notice) hand delivered by messenger, courier service or prepaid overnight delivery service, by electronic transmission producing a written record, or alternatively shall be sent by United States Certified Mail, with Return Receipt Requested. The effective date of any Notice shall be the date of delivery of the Notice if by personal delivery, courier services or prepaid overnight delivery service, or if mailed, upon the date which the return receipt is signed or delivery is refused or the Notice designated by the postal authorities as non-deliverable, as the case may be. The parties hereby designate the following addresses as the address to which Notices may be delivered, and delivery to such address shall constitute binding notice give to such party:

If to Grantor:

West Palm Beach Community Redevelopment Agency
P.O. Box 3366
West Palm Beach, Florida 33402
Attn: Executive Director

With a Copy to:

City of West Palm Beach
Post Office Box 3366
West Palm Beach, Florida 33402
Attn: City Attorney

If to Grantee:

Digital Domain Holdings Corporation
10521 SW Village Center Drive, Suite 201
Port St. Lucie, FL 34987
Attn: John Textor, CEO

7.15         Entire Agreement. There are no oral agreements between Grantor and Grantee affecting this Agreement, and this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements, letters of intent and understanding, between Grantor and Grantee.

7.16         Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor.

7.17         Nonliability of Officials and Employees. No member, official or employee of Grantor, the City or any other governing body (including, without limitation, the Chair, Mayor or the Commissioners) shall be personally liable to Grantee, or any successor in interest, in the event of any default or breach by Grantor of for any amount or obligation which may become due to Grantee or successor under the terms of this Agreement; and any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such person, or under or by reason of the obligations, covenants or agreements contained in this Agreement, or implied therefrom are expressly waived and released as a condition or, and as a consideration for, the execution of this Agreement.

7.18         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

7.19         Remedies Cumulative. Each right and remedy of either party provided for in this Agreement, except as expressly provided otherwise, shall be cumulative and shall be in addition to every right other right or remedy provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by a party of any one or more of the rights or remedies provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by such party of any or all other rights or remedies provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise.

7.20         Waiver of Jury Trial. Grantor and Grantee each waive the right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Agreement. This waiver is knowingly, intentionally, and voluntarily made by each party and each party expressly acknowledges that neither the other party nor any person acting on behalf of the other party has made any representations of fact to include this waiver of trial by jury or in any way to modify or nullify its effect. Each party acknowledges to the other that it has read and understands the meaning and effect of this waiver provision.

7.21         Conflict of Interest. Grantee represents and warrants that, to the best of its actual knowledge, no member, official or employee of Grantor, the City or any other governing body has any direct or indirect financial interest in this Agreement, nor has participated in any decision relating to this Agreement that is prohibited by law. Grantee represents and warrants that, to the best of its knowledge, no officer, agent, employee or representative of Grantor, the City or any other governing body has received any payment or other consideration for the making of this Agreement, directly or indirectly from Grantee. Grantee represents and warrants that it has not been paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Agreement, other than normal costs of conducting business and costs of professional services such as architects, engineers and attorneys. Grantee acknowledges that Grantor is relying upon the foregoing representations and warranties in entering into this Agreement and would not enter into this Agreement absent the same.

7.22         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.23         Availability of Funds. Pursuant to Article 7 of the Constitution of the State of Florida, the CRA is prohibited from expending funds not otherwise budgeted and appropriated. The CRA’s obligation to appropriate is expressly conditioned upon the availability of funds.

(signatures on following page)

IN WITNESS WHEREOF, Grantor and Grantee have caused this Agreement to be executed as of the Effective Date.

WEST PALM BEACH COMMUNITY
REDEVELOPMENT AGENCY

By:	/s/ Lois J. Frankel
Lois J. Frankel, Chair

Date:	11/1//2010

Attest:	Lisa Hedge
Deputy Secretary

Office of CRA Counsel
Approved as to form
And legal sufficiency
By:	SVP
Date:	11/1/10

DIGITAL DOMAIN HOLDINGS
CORPORATION

By:	/s/ John Textor
Name:	John Textor, CEO

Date:	11-1-10

Attest:
Secretary